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                                                                    Exhibit 99.2

                             FOR IMMEDIATE RELEASE




CONTACT:
-------
Bob Stankey                               THE FINANCIAL RELATIONS BOARD
General Counsel                           -----------------------------
PRIMUS Telecommunications Group           (212) 661-8030
(703) 902-2800                            Investors:  Jordan Darrow
                                          Media:  Alan Goldsand
                                          General:  Jeff Bogart


                       PRIMUS TO SEEK CONSENTS TO AMEND
                         11 3/4% SENIOR NOTES DUE 2004

     MCLEAN, Virginia, January 5, 1999--PRIMUS Telecommunications Group, Incorporated (Nasdaq NMS: PRTL) announced today that it is pursuing a consent from the holders of its $225,000,000 aggregate principal amount of 113/4% senior notes due 2004 to amend the indenture in respect of such notes. The proposed amendments would substantially conform certain covenants applicable to such notes to the corresponding provisions of the Company's 97/8% senior notes due 2008 and to the corresponding provisions expected to be included in an indenture governing its anticipated offering of senior notes which was previously announced (the "New Notes"). The consent is not required for PRIMUS to issue the New Notes.

     The consent solicitation commences on January 6, 1999, has a record date of January 4, 1999, and will expire at 5:00 p.m., New York City time, on January 14, 1999, unless otherwise extended (the "Expiration Date"). PRIMUS will pay a consent fee of $7.50 for each $1,000 in aggregate principal amount of the notes as to which a valid and unrevoked consent has been received prior to the Expiration Date. PRIMUS has retained Lehman Brothers Inc. as Consent Solicitation Agent and D. F. King & Co., Inc. as Information Agent.

          PRIMUS Telecommunications Group, Incorporated is a global facilities-based telecommunications company providing domestic and international long-
distance voice, data, private network and value-added services.   The Company
provides services through an extensive global network of owned and leased transmission facilities, international gateway switches, and a variety of operating agreements that allow the Company to deliver traffic worldwide. Founded in 1994 and based in McLean, Va., the Company now serves over 375,000 corporate, small- and medium-sized business, residential and wholesale customers located in the North America, Caribbean, Europe and the Asia-Pacific regions of the world. News and information are available at the Company's Website at http://www.PRIMUStel.com.
------------------------

          To receive additional information on PRIMUS Telecommunications Group, Incorporated via fax at no charge, dial 1-800-PRO-INFO and enter code PRTL.


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